Exhibit 99.1

FOR IMMEDIATE RELEASE

May 10, 2005

For more information, please contact:

Robert C. Singer

Chief Financial Officer

Williams Scotsman, Inc.

Direct: (410) 931-6108

Williams Scotsman, Inc. Reports Operating Results

for the Quarter Ended  March 31, 2005

Baltimore, MD, May 10, 2005 – Williams Scotsman, Inc. (the “Company”) announced today revenues for the quarter ended March 31, 2005 of $126.1 million, which represents a 17.9% increase from $106.9 million in the comparable period of 2004. Gross profit was $49.8 million and $43.8 million for the quarters ended March 31, 2005 and 2004, respectively.  EBITDA was $39.4 million for the quarter ended March 31, 2005, which was up 13.0% from $34.8 million in the comparable period of 2004.  Cash flow from operating activities was $14.8 million for the quarter ended March 31, 2005, a decrease of approximately $6.1 million or 29.3% from $21.0 million in the comparable period of 2004.

Quarter Ended March 31, 2005 Results

Revenues in the quarter ended March 31, 2005 were $126.1 million; a $19.2 million or 17.9% increase from revenues of $106.9 million in the same period of 2004.  The increase resulted from a $7.4 million or 36.4% increase in delivery and installation revenues, a $6.0 million or 11.3% increase in leasing revenue, a $3.4 million or 17.8% increase in sales of new units, a $1.8 million or 34.9% increase in sales of rental equipment, and a $0.6 million or 6.3% increase in other revenue from the same period of 2004.  The increase in delivery and installation is largely due to continued strength in the education business, particularly in the southeast, south central and western regions of the country, together with increased modular sales activity in the north central region of the country.   The 11.3% increase in leasing revenue for the quarter ended March 31, 2005, as compared to the same period of 2004, resulted from an increase of approximately 5,300 units on rent, which includes California classroom units purchased in the first quarter of 2004, and a $9 increase in the average rental rate for the quarter ended March 31, 2005 from $249 to $258.  Average fleet utilization of approximately 80% for the quarter ended March 31, 2005 was up approximately 1.6% from the same period of the prior year.  New sales revenue increased primarily as a result of sales of workforce housing units in Canada during the quarter as well as increased modular sales activity described above. The 34.9% increase in sales of rental equipment for the quarter ended March 31, 2005 as compared to the same period of 2004 was due primarily to sales of rental units in Canada.  The increase in other revenue for the quarter ended March 31, 2005 as compared to the same period of 2004 was driven by various ancillary items, including steps, furniture, insurance waivers, and ramps.

Gross profit for the quarter ended March 31, 2005 was $49.8 million, a $6.0 million or 13.6% increase from the same period of 2004.  This increase in gross profit was primarily driven by the increased delivery and installation revenues and leasing revenues described above. Gross margin percentage related to delivery and installation increased 2.0% primarily resulting from higher margins related to projects discussed above. Leasing gross profit margin percentage for the quarter ended March 31, 2005 improved 0.7% over the same period of 2004 as a result of the increased leasing revenue described above, partially offset by increased refurbishment and maintenance costs. Gross margin percentage related to new sales decreased 2.8% as compared to the same period of 2004 primarily due to overall competitive pricing pressures and lower margins on certain modular sales projects. Gross profit margin from sales of rental equipment increased slightly by $0.2 million primarily due to the increased revenues discussed above, substantially offset by lower margin sales experienced during the quarter ended March 31, 2005 resulting from changes in the mix of rental units sold as compared to the same period of 2004.

Selling, general and administrative expenses for the quarter ended March 31, 2005 increased approximately $2.2 million or 10.5% to $22.9 million from $20.8 million in the same period of 2004.  This increase is primarily associated with increased employee-related costs, marketing, occupancy and professional fees.

Interest expense for the quarter ended March 31, 2005 increased by approximately $1.6 million or 7.1% to $24.2 million from $22.6 million in the same period of 2004 due primarily to a $51.4 million or 19.3% increase in average credit facility debt and an approximately 1.1% increase in the effective interest rate over the same period of 2004.

For the quarter ended March 31, 2005 and 2004, income tax benefit was $0.5 million and $1.1 million, respectively. The Company’s effective tax rate for the quarters ended March 31, 2005 and 2004 was approximately 38%.

Cash Flow Results for the Quarter Ended March 31, 2005

The $6.1 million decrease in cash flow from operating activities was primarily the result of decreased payables and other accrued expenses, partially offset by increased receivable collections and revenue growth for the quarter ended March 31, 2005 in comparison with the same period of 2004. The decrease in accounts payable and other accrued expenses resulted primarily from the timing of related payments.  Collections associated with large modular sales projects, as well as increased leasing gross profit, positively impacted cash flow from operating activities during the quarter ended March 31, 2005.  See Quarter Ended March 31, 2005 Results above for further discussion of leasing gross profit.  The increase in EBITDA for the quarter ended March 31, 2005 was primarily the result of an increase in leasing and delivery and installation gross profits, partially offset by increased selling, general, and administrative expenses as compared to the same period of 2004.

Williams Scotsman has scheduled a conference call for Thursday, May 12, 2005 at 2:00 PM Eastern Time to discuss its first quarter results.  To participate in the conference call, dial 888-391-0080 for domestic (212-676-5393 for international) and ask to be placed into the Williams Scotsman call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until 11:59 PM on May 19, 2005.  To access the replay, dial 800-633-8284 and enter access code 21246544 domestically (international callers can dial 402-977-9140).

About Williams Scotsman

Williams Scotsman, Inc., headquartered in Baltimore, Maryland, is a provider of modular space solutions for the construction, education, commercial and industrial, and government markets.  The company serves over 25,000 customers, operating a fleet of over 95,000 modular space and portable storage units that are leased through a network of 85 branches. Williams Scotsman provides delivery, installation, and other services to its leasing customers, and sells new and used modular space products and services.

For information, visit the Company’s website at www.willscot.com <http://www.willscot.com/

All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future.  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct.  Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed under “Risk Factors” and elsewhere in the Company’s 10-K, 10-Q and other SEC filings.  The Company assumes no obligation to update any forward-looking statement. Certain prior year amounts have been reclassified to conform to current year presentation.

Williams Scotsman, Inc.

Consolidated Statement of Operations (unaudited)

(dollars in thousands)

	Quarter Ended March 31,
			%
	2005	2004	Change
Revenues
Leasing	$58,783	$52,827	11.3%
Sales:
New units	22,491	19,091	17.8%
Rental equipment	7,033	5,212	34.9%
Delivery and installation	27,835	20,414	36.4%
Other	9,959	9,367	6.3%
Total revenues	126,101	106,911	17.9%

Cost of sales and services
Leasing
Depreciation and amortization	12,533	11,780	6.4%
Other direct leasing costs	12,482	11,088	12.6%
Sales:
New units	18,918	15,516	21.9%
Rental equipment	5,679	4,097	38.6%
Delivery and installation	24,503	18,384	33.3%
Other	2,207	2,230	-1.0%

Total cost of sales and services	76,322	63,095	21.0%

Gross profit	49,779	43,816	13.6%

Selling, general & administrative expenses *	22,947	20,759	10.5%
Interest expense	24,227	22,627	7.1%

Other depreciation and amortization	3,910	3,414	14.5%

Loss before income taxes	(1,305)	(2,984)	56.3%
Income tax benefit	(497)	(1,134)	-56.2%
Net (loss)	$(808)	$(1,850)	56.3%

* Includes non-cash stock compensation expense of $93 and $115 for the quarters ended March 2004 and 2003, respectively.

Williams Scotsman, Inc.

Summary of Selected Consolidated Financial Information (unaudited)

(dollars in thousands)

	Quarter Ended March 31,
			%
Operations Data:	2005	2004	Change

Gross profit
Leasing	$33,768	$29,959	12.7%
Sales:
New units	3,573	3,575	-0.1%
Rental equipment	1,354	1,115	21.4%
Delivery and installation	3,332	2,030	64.1%
Other	7,752	7,137	8.6%
Total gross profit	$49,779	$43,816	13.6%

Reconciliation of EBITDA for the quarter ended March 31, 2005 and 2004 to cash flow from operating activities - the most comparable GAAP measure :

	Quarter
	Ended March 31,
	2005	2004
EBITDA (a)	$39,365	$34,837
Decrease in net accounts receivable	7,586	399
Decrease in accounts payable and accrued expenses	(13,873)	(727)

Interest paid	(13,554)	(10,930)
Increase in other assets	(3,217)	(1,807)
(Decrease) increase in other liabilities	(233)	184
Non-cash stock compensation expense	93	115

Gain on sale of equipment
	(1,354)	(1,121)
Cash flow from operating activities	$14,813	$20,950

Other Data:
Cash flow used in investing activities	$(21,273)	$(52,226)

Cash flow provided by financing activities	$7,782	$31,935

(a)   The Company defines EBITDA as earnings before deducting interest, income taxes, depreciation, and amortization.

Williams Scotsman, Inc.

Summary of Selected Consolidated Financial Information (Continued) (unaudited)

(dollars in thousands, except monthly rental rates)

	March 31,
Balance Sheet Data (at period end):	2005	2004
Rental equipment, net	$885,738	$866,481
Total assets	1,284,769	1,242,937
Total debt	1,017,436	994,290

	March 31,
Financial Covenant Data (at period end):	2005	2004
Consolidated Leverage Ratio (b)	6.26	6.35
Consolidated Leverage Ratio (c)	19.95	14.63
Consolidated Interest Coverage Ratio (b)	1.86	1.86
Consolidated Interest Coverage Ratio (c)	0.59	0.85
Borrowing base availability under revolving credit facility (b) (d)	$178,572	$228,009

	Quarter Ended March 31,
Rental Fleet and Capital Expenditure Data:	2005	2004
Lease fleet units, as of end of period	96,000	94,200
Lease fleet units, average for period (e)	95,400	90,600
Utilization rate based upon units, average over period	80%	79%
Monthly rental rate, average over period	$258	$249
Fleet capital expenditures (b)	$13,523	$50,429	(e)
Total capital expenditures (b)	$16,630	$52,063	(e)

(b)              As defined in the Company’s credit agreement

(c)               Calculated using cash flow from operating activities, the most comparable GAAP measure to Consolidated EBITDA (the financial measure used in the calculation in the credit agreement.)

(d)              Consolidated Leverage Ratio covenant restrictions limited our borrowing availability at March 31, 2004 and 2003 to $79,581 and $63,423, respectively.

(e)               Includes the incremental effect of $43.5 million purchase of approximately 3,800 California classroom units on March 26, 2004.

Williams Scotsman, Inc.

Summary of Selected Consolidated Financial Information (Continued) (unaudited)

(dollars in thousands)

Reconciliation of Consolidated EBITDA, as defined in the credit agreement, to cash flow from operating activities - the most comparable GAAP measure:

	As of March 31,
	2005	2004
Consolidated EBITDA - trailing 12 months (b) (f) (g)	$162,521	$156,698
Increase in net accounts receivable	(12,940)	(934)
Increase in accounts payable and accrued expenses	5,250	9,926
Interest paid	(87,527)	(79,758)
Increase in other assets	(8,054)	(5,423)
Increase (decrease) in other liabilities	2,473	(222)
Gain on sale of equipment (including net recovery from hurricanes)	(10,070)	(4,623)
Pro forma EBITDA impact of acquisitions (g) (b)	(917)	(7,710)
Cash flow from operating activities - trailing 12 months - Scotsman Holdings, Inc.	$50,736	$67,954

(f)                 Consolidated EBITDA represents Scotsman Holdings Inc.’s (parent company of Williams Scotsman) consolidated net income plus consolidated interest, taxes, depreciation and amortization expenses, and excludes (gains)losses on sales of fixed assets and any other non-cash items, including the fleet held for sale and non-cash stock compensation charges.  It is used in determining our compliance with the financial ratios required by our credit agreement.  Consolidated EBITDA should not be considered in isolation or as a substitute to cash flow from operating activities, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity.

(g)              For the calculation of the Consolidated Leverage Ratio, but not the Consolidated Interest Coverage Ratio, Consolidated EBITDA includes $917 and $7,710 for the trailing 12 months ended March 31, 2005 and 2004, respectively, relating to entities we acquired during the calculation periods. The Consolidated EBITDA used in calculating the Consolidated Interest Coverage Ratio for the trailing 12 months ended March 2005 and 2004 is $161,604 and $148,988 respectively.

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